Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Charles & Colvard, Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Shares

Security Type	Security Class Title	Fee Calculation Rate	Amount registered (1)	Proposed maximum offering price per share (2)	Maximum aggregate offering price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value per share	Rule 457(c) and Rule 457(h)	1,250,760(3)	$0.44	$550,334.40	$ 0.00014760	$81.23
--	--	--	--		--		--
--	--	--	--		--		--
Total Offering Amounts					$550,334.40		$81.23
Total Fee Offsets							--
Net Fees Due							$81.23

(1)	Any additional shares of common stock of Charles & Colvard, Ltd. (the “Registrant”) to be issued as a result of stock dividends, stock splits or similar transactions shall be covered by this Registration Statement as provided in Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share is estimated to be $0.44, based on the average of the high and low sales prices of the registrant’s common stock on December 4, 2023 as reported on the Nasdaq Capital Market.

(3)	Represents (i) 662,321 common stock, no par value per share (“Common Stock”), of the Registrant that were previously issued as awards under the Registrant’s 2018 Equity Incentive Plan (the “Plan”), but which subsequently expired or which were subsequently canceled, forfeited, or terminated, in each case without such shares having been issued, and (ii) 588,439 shares of Common Stock of the Registrant carried forward from the Registrant’s 2008 Stock Incentive Plan, as amended (the “2008 Plan”), which were subject to options that expired, terminated or were canceled or forfeited under the terms of the 2008 Plan, and not previously registered with respect to the Plan.